Exhibit 99.1

777 Post Oak Blvd, Suite 500
CONTACT:	William George	Houston, Texas 77056
	Chief Financial Officer	713-830-9600
	(713) 830-9600	Fax 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA AMENDS DEBT FACILITY; DIRECTOR RESIGNS

--- Facility Increased to $100 Million; Improved Terms, Stability and Flexibility ---

--- Steven S. Harter Resigns after Ten Years of Distinguished Service ---

Houston, TX — February 26, 2007 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has amended its existing senior debt facility to increase the amount to $100,000,000 and improve the covenants and flexibility.  Wachovia Bank has joined the Company’s bank group and is leading the facility, while the largest banks in the former agreement, which are Capital One N.A. and Bank of Texas, N.A., have remained as Co-Agents.  In addition to the increased commitment, the facility now has a five-year term, lower borrowing and letter of credit costs, and provides additional flexibility for the Company with regards to acquisitions, dividends and stock buybacks.

Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “We are very pleased that our lenders have graciously provided us with improved terms and additional capacity as we work to improve Comfort Systems USA.  The agreement affords our board of directors the flexibility to consider ways in which the Company might return value to its shareholders.  A strong and stable facility complements our strong balance sheet and continues to provide a meaningful advantage in an industry where owners and general contractors value partners with strong financial foundations.”  Mr. Murdy concluded, “This long-term facility will provide us with significant support to our operations and further strengthens our foundation for long-term growth.”

Because the Company has a strong positive net cash position, initial cash borrowings under the new credit line will be zero.

Separately, the Company announced the resignation of Steven S. Harter from its board of directors effective today, February 26, 2007.  Bill Murdy commented, “Comfort Systems owes a debt to Steve Harter for his service over the last ten years.  Without his founding vision, valuable guidance and specifically, his crucial role in helping obtain financing for the Company, the Company would not have reached its current standing as a respected and leading provider in the HVAC industry.  We wish him well in his future endeavors.”

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 60 locations in 53 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, national or regional weakness in non-residential construction activity, difficulty in obtaining or increased costs associated with bonding, shortages of labor and specialty building materials, the use of incorrect estimates for bidding a fixed price contract, retention of key management, the Company’s backlog failing to translate into actual revenue or profits, errors in the Company’s percentage of completion method of accounting, the result of competition in the Company’s markets, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.  Important factors that could cause actual results to differ are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.